Exhibit 4.18 Gffinitas Employment Contract concluded by Affinitas GmbH Kohlfurterstr. 41/43 D-10999 Berlin hereinafter referred to as "Employer" and Benjamin McCormick Hoskins Apartement Xemang Village, Ritz Tower, G2-o2, Jl P. Antasari no 36 Jakarta Selatan, Indonesia Bom on 02.07.1974 in Dumfries, Scotland hereinafter referred to as "Employee"

6\ffinitas § 1 Dauer und Beendigung des Arbeitsverhaltnis Section§ 1 Period and Ending of the Work ses; Probez.eit Relationship; Probationary Period (1) Oas Arbeitsvemaltnis beginnt am 16.01.2017 (1) The work relationship shall begin on und wird auf unbestimmte Zeit geschlossen. 09.01.2017 and is concluded for an indefi (2) Die ersten sechs Monate des Arbeitsverhaltnis nite period of time. ses gelten als Probe zeit. {2) The first six months of the work relationship shall be regarded as a probationary period. § 2 Tatigkeit Section§ 2 Activities {1) Oer Arbeitnehmer wird als Chief Technical Offi (1) Employee shall be employed as Chief cer eingestellt. lm Einzetnen richtet sich die Ta Technical Officer. In detail the activities tigkeit nach den Weisungen des Arbeitgebers shall be in keeping with Employer's in und der Vorgesetzen. structions and with those of the superi (2) Oienstsitz ist Berlin. Der Arbeitgeber behalt ors. sich vor, den Arbeitnehmer auch an einem an (2) The place of work is Berlin. Employer re deren Ort einzusetzen, soweit dies dem Ar serves the right to also deploy Employee beitnehmer unter Abwagung der betrieblidlen at another location, provided this is rea und persbnlichen Be lange zumutbar ist. Der sonable for Employee in consideration of Arbeitgeber wird eine angemessene Ankuodi the company-internal and personal in gungsfrist einhalten. terests. Employer shall observe an ap (3} Oer Arbeitgeber behalt sich vor, dem Arbeit propriate notification period. nehmer eine gleichwertige andere Tatigkeit zu (3) Employer reserves the right to assigA to zuweisen, die seinen Vorkenntnissen und Fa Employee other equivalent activities higkeiten entsprlcht. Macht der Arbeitgeber corresponding to his previous experi hiervon Gebrauch, so ist mindestens die bishe ence and capabilities. If Employer makes rige Vergi.itung weiterzuzahlen. use of this option, the previous level of payment, at least, must continue to be paid. Section § 3 Secondary Occupation § 3 Nebenbeschaftigung The pursuance of a secondary occupation shall Die Ausi.ibung einer Nebenbeschaftigung bedarf der require Employer's prior approval. Such approval vorherigen Zustimmung des Arbeitgebers. Die Zu may only be refused if, as a result of the secon stimmung kann nur verweigert werden, wenn durch dary occupation, Employer's interests would be die Nebenbeschaftigung lnteressen des Arbeitge harmed. bers verletzt wurden. Section § 4 Hours of Work § 4 Arbeitszeit {1) The regular working time shall be 40 (1) Die regelma&ige Arbeitszeit betragt 40 Stunden hours a week. wochentlich. (2) The start and end of the day-to-day (2) Beginn und Ende der taglichen Arbeitszeit und working time and the breaks shall be in der Pausen richtet sich im Rahmen der gesetz keeping with the company-internal re lichen Bestimmungen nach den betrieblichen quirements, within the context of the Erfordemissen. statutory regulations. (3} Bei Vorliegen betrieblicher Notwendigkeiten . (3) Where necessary for business reasons, verpflichtet sich der Arbeitnehmer Mehrarbe1t Employee shall be obliged to work extra im Rahmen seiner Maglichkeiten und unter time, within his possibilities and observ Beachtung des gesetzlich zulassigen Umfangs ing the legally permissible extent. zu erbringen. -2-

6\ffinitas § 5 Vergiltung Section § 5 Remuneration Der Arbeitnehmer erhalt ein monatliches Bruttoge Employee shall receive a monthly gross salary to halt in Hohe von 14.166,67 €, zahlbar jeweils nach the value of 14.166,67 €, payable subsequently traglich zum Monatsende. in each case at the end of the month. Mit leistung des monatlichen Bruttogehalts wird Any potential additional work or overtime is also auch etwaige Mehr- oder Oberarbeit abgegolten. compensated in this monthty gross salary. § 6 Bonus Section § 6 Bonus Wah rend seiner Tatigkeit als Chief Technical Officer Additionally, the ChiefTechnical Officer, during hat der ChiefTechnical Offker zusatzlich zum Fixge his tenure as a member of the managing board, halt Anspruch auf eine jahrtiche Bonuszahlung von is entitled to receive an annual bonus payment bis zu maximal EUR 25.000,00 €, wenn die im je of up to a maximum of 25.000,00 € if targets are weils gijltigen Sonusplan festgelegten Ziele erreicht achieved in accordance with the bonus plan in wurden. Der jahrliche Sonusplan wird auf Grund Ia place from time to time. The bonus plan for each ge von Meilensteinen vereinbart, fiber die sich der year shall be based upon milestones agreed be ChiefTechnical Offker, die Geschaftsfuhrer und die tween the Chief Technical Officer, the managing Gesellschafterversammlung bzw.-im Faile der directors and the shareholders' meeting or-in Zustandigkeit des Aufsichtsrats gemaB den Bestim case of the competence of the Company's advi mungen des Gesellschaftsvertrags der Gesellschaft sory board pursuant to the articles of association - der Aufsichtsf"at verstandigt haben. Die im Bonur -the advisory board. The milestones contained plan enthaltenen Meilensteine konnen beispiels in the bonus plan may consist, for example, of weise aus festgelegten und gewichteten Einnah defined and weighted revenue, EBIT, as well as men, EBIT sowie kunden· oder marl<torientierten customer or market-orientated targets. In case Zieten bestehen. Der Anspruch auf Bonus entfaltt of a termination of this Agreement the entitle bei Kundigung dieses Vertrages fiir das Jahr, in dem ment to receive a bonus shall become void for die Kundigung wirksam wird. such year in which the termination becomes valid. § 7 Sonderzahlun,en Section § 7 Special Payments Die Gewahrung etwaiger Sonderleistungen (z.B. The granting of any special performance (e.g. Weihnachts- oder Urtaubsgeld) erlolgt freiwillig und Christmas bonus or holiday pay) is made volun ohne Einraumung eines Rechtsanspruchs. Ein An tarily and without concession of a legal entitle spruch fur die Zukunft wird auch durch wiederholte ment. Even repeated payments shall not justify a Gewahrung nicht begrundet. Es bleibt stattdessen claim for the future. Instead, provision of a simi im freien, unbeschrankten Ermessen des Arbeitge lar performance in the future shall continue to bers, eine ahnliche leistung zukunftig zu erbringen. be made at the fTee and unrestricted discretion of Employer. §8 Urlaub Section § 8 Holidays Der Arbeitnehmer hat Anspruch auf 25 Arbeitstage Employee shall be entitled to 25 workdays {Montag-Freitag) Erholungsurlaub im Kalenderjahr. (Monday-Friday) as recreational holidays in the Der Urlaub ist rechtzeitig mit dem Arbeitgeber ab calendar year. zustimmen. lm Obrigen gelten die Vorschriften des Agreement on holiday dates is to be reached Bundesurlaubsgesetzes. with Employer in good time. Otherwise the pro visions of the Federal Holiday with Pay Act shall apply. § 9 Nutzunprec:hte; RechteObertraeunc Section § 9 Rights of Use; Transfer of Richts Soweit durch die Mitwirkung des Arbeitnehmers If, due to the Employee's participation, copy Urheber-, Leistungsschutz-, Pei'SOnlichkeits- oder right, performance property rights, personal -3-

6\ffinitas -----------------------------------~--- sonstige vergleichbare Rechte entstehen, so raumt rights or other comparable rights come into exis er hieran dem Arbeitgeber aile zeitlich, ortlich und tence, he shall grant Employer all temporally, inhaltlich unbegrenzten, frei ubertragbaren sowie locally and content-specifically unlimited, freely ausschlieBiichen Nutzungsrechte einschlie81ich der transferable and exclusive rights of use to these, Bearbeitungs~ und Weiterentwicklungsrechte ein, including the processing rights and further die der Arbeitgeber zur umfassenden Auswertung development rights, needed by Employer for der daraus entstandenen Werke in allen derzeit comprehensive exploitation of the works result bekannten -und auch kUnftig bekannt werdenden~ ing from this in all currently known- as well as Medien benotigt. future - media. lm Obrigen gilt die Rechteanlage (Anlage 1 - Redh Otherwise the legal appendix (Appendix 1- teubertragung) Transferof Rights) shall apply. § 10 Arbeitsverhinderun.g Section § 10 Inability to Work (1) Der Arbeitnehmer ist verpflichtet, im Faile ei (1) Employee is obliged, in the event of in ner Arbeitsverhinderung dem Arbeitgeber un ability to work, to notify Employer of this verzuglich Mitteilung zu machen. Bei Arbeits immediately. In cases of inability to work unfahigkeit infolge Erkrankung hat der Arbeit as a result of illness Employee must nehmer dem Arbeitgeber ab dem ersten Tag submit a medical certificate to Employer der Erkrankung eine arrtliche Bescheinigung as from the first day of the illness, this vorzulegen, a us der sich die Dauer der voraus indicating the anticipated period of in sichtlichen Arbeitsunfahigkeit ergibt. ability to work. {2) Der Arbeitnehmer hat Anspruch auf Entgelt (2) Employee shall be entitled to continua fortzahlung bei per50nlicher Arbeitsverhinde tion of payments in cases of personal in rung in folgenden Fallen: ability to work in the following cases: 1 Tag fUr die eigene Eheschlie&ung - 1 day for his own marriage 1 Tag bei der Geburt eines leiblichen Kindes - 1 day for the birth of his own child 1 Tag bei dem Tod eines nahen AngehOrigen - 1 day for the death of a close relative lm lJbrigen wird die Entgeltfortzahlung bei per Otherwise continuation of payments in s()nlicher Arbeitsverhinderung nach § 616 BGB cases of personal inability to work shall ausgeschlossen. be excluded in keeping with section § 616 of BGB [German Civil Code). § 11 Verschwlegenheit:spflidrt; Datenschutz Section § U Duty to Secrecy; Data Protection (1) Der Arbeitnehmer verpflichtet sich, uber aile (1) Employee undertakes to maintain strict vertraulichen Angelegenheiten und Vorgange, silence with respect to all confidential insbesondere Geschafts- und Betrlebsgeheim matters and processes, particularty busi nisse, die ihm im Rahmen seiner Tatigkeit zur ness secrets and operating secrets that Kenntnis gelangen, Stillschweigen zu bewah became known to him in the context of ren, auch nach Beendigung des Arbeitsverhalt his activities, and to maintain such se nisses. Entsprechendes gilt fUr die Bezuge des crecy even after the ending of the work Arbeitnehmers. Die Weitergabe von lnformati relationship. The same applies to Em onen ist von der Verschwiegenheit ausge ployee's emoluments. The passing-on of nommen, wenn sie zur ErfUIIung der dem Ar information is exempted from secrecy if beitnehmer ubertragenen Aufgaben erforder this is required for fulfilment of the du lich oder ihm durch den Arbeitgeber zuvor ties assigned to Employee, or if this has schriftlich gestattet worden ist. lm Zweifel ist previously been permitted in writing for eine Weisung einzuholen, ob eine bestimmte him by Employer. If in doubt, an instruc Information als vertraulich zu behandeln ist. tion on whether a certain piece of in (2) Der Arbeitnehmer ist verpflichtet, die einschla formation is to be treated confidentially gigen Datenschutzgesetze zu beachten. must be obtained. (2) Employee is obliged to observe the rele vant data protection law. -4-

Affinitas

§ 12 Beendigung des Arbeitsverhältnisses

(1) Während der Probezeit kann das Arbeitsverhältnis beiderseits mit einer Kündigungsfrist von 2 Wochen gekündigt werden.
(2) Nach Ablauf der Probezeit gilt für beide Seiten eine Kündigungsfrist von 6 Monaten zum Monatsende, bis es aufgrund von § 622 BGB zu einer Verlängerung der Kündigungsfrist kommt. Eine Verlängerung der Kündigungsfrist zugunsten einer Vertragspartei gilt auch als zugunsten der anderen Vertragspartei vereinbart.
(3) Beide Parteien haben das Recht zur Kündigung aus wichtigem Grund.
(4) Eine Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.
(5) Der Arbeitgeber ist berechtigt, den Arbeitnehmer bei Vorliegen eines berechtigten Interesses –insbesondere nach einer arbeitgeber- oder arbeitnehmerseitigen Kündigung- unter Fortzahlung der Vergütung, widerruflich oder unwiderruflich, von der Verpflichtung zur Arbeitsleistung freizustellen. Eine unwiderrufliche Freistellung erfolgt regelmäßig unter Anrechnung von Resturlaubsansprüchen und sonstigen Freizeitansprüchen.
(6) Das Arbeitsverhältnis endet, ohne dass es einer Kündigung bedarf, spätestens am letzten Tag desjenigen Monats, in dem der Arbeitnehmer die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht.

Section § 12 Ending of the Employment Relationship

(1) During the probationary period the work relationship shall be terminable by either party subject to a period of notice of 2 weeks.
(2) After expiry of the probationary period a period of contractual notice of 6 months to the end of the month shall apply to both sides until, on the basis of section § 622 of BGB [German Civil Code], an extension of the period of contractual notice is due. An extension of the period of contractual notice to the benefit of one of the contracting parties shall also apply as agreed for and to the benefit of the other contracting party.
(3) Both parties have the right to termination for good cause.
(4) Notice of termination must be given in writing, if it is to be valid.
(5) Employer shall be entitled, given a justified cause - particularly after notice has been given by either of the parties - to release Employee, subject to revocation or irrevocably, from the obligation to work, under continuation of remuneration payments. Irrevocable release is regularly undertaken subject to offsetting of remaining holiday entitlements and other free-time entitlements.
(6) At the latest, the work relationship shall end, without any notice being required, at the end of the last day of the month in which Employee reaches the regular age of retirement in the statutory pension scheme.

§ 13 Rückgabe des Arbeitsmaterials

Der Arbeitnehmer ist verpflichtet, alle Arbeitsmittel, die ihm der Arbeitgeber zur Verfügung gestellt hat, bei Beendigung des Arbeitsverhältnisses herauszugeben, hier gehören insbesondere Computer, Geschäftsunterlagen und Datenträger.

Section § 13 Return of Work Material

At the end of the work relationship Employee is obliged to return all work materials provided by Employer, including in particular computers, business documents and data carriers.

§ 14 Ausschlussfrist

Alle beiderseitigen Ansprüche aus dem Arbeitsverhältnis müssen innerhalb von 3 Monaten nach Fälligkeit schriftlich geltend gemacht werden, ansonsten verfallen sie. Werden die Ansprüche nach Geltendmachung von der anderen Seite nicht erfüllt, so

Section § 14 Time Limits

All claims of both sides arising from the work relationship must be asserted in writing within 3 months of their becoming due, otherwise they shall expire. If, after assertion, the claims are not satisfied by the other party, enforcement must be initiated in the courts within a further period

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SM
BMH

Affinitas

ist die gerichtliche Geltendmachung innerhalb einer weiteren Frist von 3 Monaten nach schriftlicher Geltendmachung notwendig, ansonsten verfallen die Ansprüche. Die Einlegung einer Kündigungsschutzklage reicht für die gerichtliche Geltendmachung hiervon abhängiger Zahlungsansprüche aus. Diese Ausschlussfristen gelten nicht für Haftungsansprüche wegen Vorsatz und bei Verletzung von Leben, Körper oder Gesundheit sowie bei grobem Verschulden.

of 3 months after written assertion, otherwise the claims shall expire. The lodging of a suit for protection against unlawful dismissal shall be sufficient for the court enforcement of payment entitlements dependent on this. These exclusion deadlines shall not apply to liability claims due to malintent or to injury to life, limb or health, nor in cases of gross negligence.

§ 15 Vertragsänderungen

Nebenabreden und Änderungen des Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform, sofern sie nicht auf einer ausdrücklichen oder einer individuell ausgehandelten Abrede beruhen. Auch die Änderung dieses Schriftformerfordernisses bedarf der Schriftform.

Section § 15 Amendments of Contract

To be effective, ancillary agreements and amendments of contract shall require the written form, unless they are based on an explicit or individually negotiated agreement. Exclusion of this written-form requirement shall also require the written form.

§ 16 Belehrung gemäß §§ 2, 38 SGB III

Der Arbeitnehmer wird bereits jetzt darauf hingewiesen, dass er verpflichtet ist, sich möglichst frühzeitig, spätestens jedoch 3 Monate vor Beendigung des Arbeitsverhältnisses beim Arbeitsamt persönlich arbeitsuchend zu melden.

Section § 16 Instruction in Accordance with Sections § 2 and § 38 of SGB III [Code of Social Law]

Employee's attention is already drawn to the fact that, in connection with termination of the work relationship, he is obliged to personally register with the employment exchange as a jobseeker as quickly as possible, and 3 months before the ending of the work relationship at the latest.

§ 17 Salvatorische Klausel

Sollte eine Bestimmung dieses Vertrages unwirksam sein oder werden, so wird hierdurch die Wirksamkeit der übrigen Vertragsbestimmungen nicht berührt. Anstatt der unwirksamen Bestimmung gilt eine solche Bestimmung als vereinbart, die dem von den Parteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck im Rahmen des rechtlich Zulässigen möglichst nahe kommt.

Section § 17 Escape Clause

Should one of the provisions of this contract prove to be ineffective, whether now or at some future date, this shall not detract from the effectiveness of the remaining provisions of the contract. In place of the ineffective provision, a provision that approaches, as closely as possible, the economic purpose pursued by the ineffective provision agreed to by the parties in the context of what is legally permissible, shall be regarded as agreed on.

Berlin, den 27.09.2016

Geschäftsführung Affinitas GmbH

Benjamin McCormick Hoskins

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